Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

NAME OF SUBSIDIARY OR ORGANIZATION	STATE OF INCORPORATION OR FORMATION

Noden Pharma DAC	Republic of Ireland
Noden Pharma USA, Inc.	Delaware
DFM, LLC	Delaware